Exhibit 99.1

Important Notice of 401(k) Blackout Period to Directors and Executive Officers of Western Digital Corporation

November 19, 2021

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our shares of common stock (including derivatives) due to a suspension of transactions in the Western Digital Corporation 401(k) Plan (the “401(k) plan”) that lasts for a period of more than three consecutive business days.

Reason for 401(k) Blackout Period. A temporary suspension of transactions in the 401(k) plan is necessary to change the 401(k) plan administrator from T Rowe Price RPS Inc. to Empower Retirement, LLC (“Empower”). During the 401(k) Blackout Period (as defined below), 401(k) plan participants will be unable to make changes to their contribution rates and investment allocations, make loan repayments or request new loans, or request withdrawals or distributions under the 401(k) plan, including with respect to the Western Digital Corporation Stock Fund.

Length of 401(k) Blackout Period. The transition to Empower is expected to begin at 4:00pm Eastern Time on December 23, 2021 and end during the week of January 9, 2022 (the “401(k) Blackout Period”). If the date of the transition changes and we are required to adjust the beginning date or the length of the 401(k) Blackout Period, we will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Executive Officers and Directors During the 401(k) Blackout Period. Federal securities laws provide that, during the 401(k) Blackout Period, all directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of common stock of Western Digital Corporation (the “Company”), including by exercising stock options, or any derivatives of the Company’s common stock, regardless of whether the director or executive officer participates in the 401(k) plan. Such prohibition on transactions applies only to the Company’s securities (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. These prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations, and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with the Company’s legal department whether an exception is available. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Please note that the period during which you are prohibited from transacting in the Company’s securities as a result of the 401(k) plan transition currently falls within a closed trading window applicable to you under our Insider Trading Policy.

If you have questions regarding the 401(k) Blackout Period, including when it has started or ended, you may contact our Corporate Secretary, Michael Ray, by telephone at (408) 717-6000 or by mail at Corporate Secretary, Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119.